Exhibit 2.1

WAIVER AGREEMENT

This Waiver Agreement (this “Waiver”) is made and entered into as of August 26, 2022, by and between Adit EdTech Acquisition Corp., a Delaware corporation (“Acquiror”), and Griid Holdco LLC, a Delaware limited liability company (the “Company” and, together with Acquiror, the “Parties”).

WHEREAS, the Parties and ADEX Merger Sub, LLC entered into an Agreement and Plan of Merger, dated as of November 29, 2021 and amended as of December 23, 2021 (the “Agreement”);

WHEREAS, under Section 8.1(d) of the Agreement, the Agreement may be terminated by either Acquiror or the Company, if the Transactions have not been consummated on or prior to the Termination Date (as the Termination Date may be extended in accordance with such Section); and

WHEREAS, under Section 9.14 of the Agreement, each of the Company and Acquiror may extend the time for performance of obligations and/or waive certain matters under the Agreement in writing.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Waiver, the Parties agree as follows:

1. Waiver. In accordance with Section 9.14 of the Agreement, Acquiror and the Company each waive their right to terminate the Agreement pursuant to Section 8.1(d) of the Agreement until October 1, 2022.

2. No Implied Waiver. This Waiver is limited to the matters specifically set forth herein, and shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Parties under the Agreement, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Agreement, all of which shall continue in full force and effect. Nothing in this Waiver shall be construed as a waiver of any subsequent waiver of the same term or condition, or a waiver of any other term or condition of the Agreement.

3. Miscellaneous Terms. Capitalized terms not otherwise defined in this Waiver shall have the respective meanings set forth in the Agreement. The provisions of Article 9 of the Agreement shall apply mutatis mutandis to this Waiver.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have caused this Waiver to be executed as of the date first written above.

ADIT EDTECH ACQUISITION CORP.

By:	/s/ David Shrier
Name:	David Shrier
Title:	Chief Executive Officer

[Signature Page to Waiver]

GRIID HOLDCO LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

[Signature Page to Waiver]